Exhibit 10.2

English Summary of the Lease Agreement dated March 2, 2020 (the “Lease”) by and between Monceau Investissements Immobiliers (the “Lessor”) and Talend S.A. (“Talend”).

The main features of the Lease are as follows:

a.	Lessor

Monceau Investissements Immobiliers, a French civil company registered under the laws of France, having its registered office 36/38 rue de Saint-Pétersbourg – 75008 Paris (France), duly registered with the Companies register under number 320 797 913 RCS Paris.

b.	Description of the premises

Commercial activity premises and office space in a building located 5/7 rue Salomon de Rothschild – 92150 Suresnes (France) of 5,398 square meters, comprising 8 stories including ground floor, and 110 parking spots spread on 3 basements.

c.	Duration and starting date

In compliance with the French Commercial Code, the commercial lease duration is 9 years and shall start on April 1st, 2020 and terminate on March 31, 2029. Talend holds the possibility to terminate the Lease at the expiration of a 6-year period i.e. March 31, 2026, subject to 6-month prior notice.

The effective date of the lease is April 1st, 2020.

d.	Allowed activity in the premises

Premises are leased to the use of commercial activity and office space in compliance with Talend corporate purpose.

e.	Rent

Annual rent is €1,365,840.00 VAT and charges excluded, payable on a quarterly basis, each January 1st, April 1st, July 1st and October 1st.

A 14-month rent exemption has been agreed between the Parties, i.e. the first rent will be paid on June 1st.

f.	Rent adjustment

Amount of the rent shall be adjusted annually on the anniversary date of the Lease, according to the variations of the rent index of tertiary activities published quarterly by the French National Institute of Statistics and Economic Studies in liaison with the Ministry of construction.

g.	Security deposit

Security deposit is equal to three-month rent, i.e. €341,460. Each rent adjustment shall imply corresponding adjustment of the security deposit.

h.	Sublease

Talend may sublease up to 49% of the premises including parking spaces, provided that the activity of the subtenant is consistent with the destination of the premises.

In this case, Talend shall remain jointly liable with the subtenant for the payment of the rent vis-à-vis the Lessor.

i.	Maintenance and Repairs

Talend shall use the premises reasonably and in compliance with their destination. Talend must keep the premises, equipment and more generally the building in perfect condition of maintenance, operation, safety and cleanliness throughout the duration of the Lease.

Talend shall carry out all the large and minor repairs, with the sole exception of those exhaustively listed by article 606 of the French Civil Code i.e. repairs to large walls and vaults, restoration of beams and entire roofing, dikes, retaining and closing walls.

j.	Works, installations, arrangements

Talend may carry out in the premises all the equipment and installation work which is deemed necessary, provided that this work does not affect the structure and solidity of the building.

k.	Insurance

The lessor shall be insured for (i) civil liability incurred in case of bodily, material and immaterial damage caused to third parties, (ii) fires and explosions to guarantee its own goods up to their replacement value as of the day of the disaster, its occupying responsibilities towards neighbors and third parties in general, (iii) damage to waters in order to guarantee its own property for sufficient capital with extension of guarantee to the new value, and its occupant responsibilities with regard to neighbors and third parties in general, (iv) Financial consequences of the liability incurred vis-à-vis the Lessor for all fire, explosion, water damage caused to the building and furniture of the roommates when the damage constitutes a disturbance of enjoyment the owner is guarantor.

l.	Termination

In case of a failure, by Talend, to pay any due amount by the required date or to meet any of the provisions of the lease agreement, the Lessor may decide to terminate the lease agreement upon expiry of a one-month period starting from an unproductive summons to pay delivered to Talend.